Exhibit 99.1

NPS Pharmaceuticals Reports Preliminary 2013 Results and 2014 Financial Outlook

— 2013 net Gattex® sales expected to be approximately $31.5 million —

— Strong Gattex launch momentum as company ends 2013 with 303 patients on Gattex/Revestive and 530 prescriptions —

BEDMINSTER, N.J.—(BUSINESS WIRE)—Jan. 8, 2014— NPS Pharmaceuticals, Inc. (NASDAQ:NPSP), a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide, today announced preliminary financial results for 2013 and its outlook for 2014.

“2013 was a highly successful year marked by transformative events that position NPS to become a premier global commercial rare disease company,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “Highlights included the successful US launch of Gattex, regaining our ex-US rights to Revestive and Natpara, and filing the US BLA for Natpara in hypoparathyroidism.”

Preliminary 2013 Results and Update

•                  In February, NPS launched and initiated commercial sales of Gattex® (teduglutide [rDNA origin]) for injection in the US for the treatment of adult Short Bowel Syndrome (SBS) patients who are dependent on parenteral support. Teduglutide is also approved in the European Union for adult SBS under the tradename Revestive®.

•                  NPS expects to report 2013 net global sales of approximately $31.5 million. As of December 31, there were 303 patients on Gattex/Revestive as compared to 235 patients as of November 1. These results are in line with the company’s guidance of $28 to $32 million in net sales and 275 to 325 patients on therapy by the end of 2013. The company’s 2013 guidance for net sales and the number of patients expected on therapy by year-end were positively revised over the course of 2013.

•                  As of December 31, 530 Gattex/Revestive prescriptions were received, versus 452 prescriptions as of November 1. As previously reported, it is expected to take an average of 90 to 120 days to dispense the product after it is prescribed in the US. During this time, NPS Advantage works with patients to secure prior authorizations and reimbursement, obtain co-pay assistance, confirm completion of recommended testing, and coordinate nursing visits.

•                  NPS ended 2013 with approximately $180 million in cash and investments.

Dr. Nader continued: “As we move forward in 2014, our strong financial position and commercial outlook will allow us to continue to grow Gattex sales domestically and expand our global presence with the launches of Revestive in key ex-US markets. Importantly, we believe the peak opportunity for Revestive could significantly exceed that of Gattex in the US. Our commercial-readiness activities are underway for the potential US approval of Natpara later this year and international regulatory filings are also in preparation.”

2014 Financial Outlook

NPS expects to achieve the following financial objectives in 2014:

•                  Net Gattex/Revestive sales of between $110 and $120 million, representing more than 250% growth in the company’s SBS franchise.

•                  Operating expenses, excluding cost of goods sold and share-based compensation expense, of between $180 and $200 million. The anticipated increase in 2014 operating expenses is primarily related to the following investments that NPS is making to drive continued long-term, global growth:

•                  The build-out of the company’s infrastructure and core competencies to support the continued growth of NPS as a global organization.

•                  The production of pre-launch Natpara inventory and the establishment of secondary supply-chain sources.

•                  The pre-launch initiatives and the milestone-based ramp up of the US commercial infrastructure to support the successful commercialization of Natpara. Key pre-launch activities include generating awareness on the burden of hypoparathyroidism, creating an unbranded platform, deploying a pre-launch field-based team, and identifying patients.

•                  The execution of clinical activities supporting the global development of teduglutide in pediatric SBS and NPSP795 in autosomal dominant hypocalcemia or ADH.

•                  Regulatory activities, including preparations for a potential US Food and Drug Administration Advisory Committee meeting and key international regulatory submissions for Natpara in hypoparathyroidism.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide. The company’s lead product, Gattex® (teduglutide [rDNA origin]) for injection is approved in the US for adult patients with Short Bowel Syndrome (SBS) who are dependent on parenteral support. In the EU, teduglutide (trade name: Revestive®) is approved for the treatment of adult patients with SBS; patients should be stable following a period of intestinal adaptation after surgery. Teduglutide is not approved for the treatment of pediatric SBS patients. The safety and efficacy of teduglutide in this population is currently being evaluated in a global registration trial.

NPS has also developed Natpara® (rhPTH [1-84]) for the treatment of hypoparathyroidism and submitted a Biologics License Application to the US Food and Drug Administration in October 2013.

NPS’ earlier stage pipeline includes NPSP795, a calcilytic compound with potential application in rare disorders involving increased calcium sensing receptor activity, such as autosomal dominant hypocalcemia (ADH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin. Additional information about NPS is available through its corporate website, http://www.npsp.com.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company’s future financial performance and plans for the commercialization of its products. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex/Revestive (teduglutide [rDNA origin]) for injection, including the risk that physicians and patients may not see the advantages of Gattex/Revestive and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, risks related to regulatory approvals for Natpara (recombinant human parathyroid hormone 1-84 (rhPTH 1-84)), the risks associated with the company’s strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

Source: NPS Pharmaceuticals, Inc.

NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516 (office)
smesco@npsp.com
www.npsp.com